Exhibit 4.21

COMMERCIAL TIME NOTE (Revolving)

(Ohio version)

Amount        City, State        Date

$600,000.00

For Value Received, Shopsmith, Inc., (“Borrower”), whose mailing address is 6530 Poe Avenue, Dayton, OH 45414, promises to pay to the order of NATIONAL CITY BANK, SUCCESSOR BY MERGER TO THE PROVIDENT BANK (“Bank”), having a banking office at 6 North Main Street, Dayton, OH 45412, Attention: Commercial Loan Division, Locator No. 21-2215, at the address specified on the bills received by Borrower from Bank or at such other place as the holder hereof may designate in writing, Six Hundred Thousand and No One-Hundredths Dollars ($600,000.00) (or, if less, the unpaid principal balance shown on an attachment to this Note or on Bank’s loan account records) payable on August 15, 2005, in lawful money of the United states, together with interest payable commencing on June 30, 2005, and Monthly thereafter and at maturity.

This note represents an arrangement that allows Borrower to obtain advances without giving Bank a separate note for each advance. Bank will record the date and amount of each advance on an attachment to this Note or on Bank’s loan account records. Borrower agrees that each advance so recorded shall be prima facie evidence that an advance was made on the date and in the amount indicated. The number of advances and the amount of each advance are not limited; provided, however, that the maximum unpaid principal balance outstanding at any time shall not exceed the face value of this Note.

Prior to maturity, principal and any overdue interest shall bear interest computed daily (on the basis of a 360-day year and actual days elapsed) at a fluctuating rate which id One and One Half of One Percent (1.50%) per annum above the Prime Rate.

If any payment is required to be made on a day which is not a Banking Day, such payment shall be due on the next immediately following Banking Day and interest shall continue to accrue at the applicable rate.

Prepayment: (a) Borrower shall have the right to prepay the principal of this Note in whole or part, provided, that (i) each such prepayment shall be in the principal sum of One Thousand and No Hundredths Dollars ($1,000.00) or any integral multiple thereof of an amount equal to the then aggregate unpaid balance of this Note and (ii) concurrently with the prepayment of the entire unpaid principal balance of this Note, Borrower shall prepay the accrued interest on the principal being prepaid. (b) Each prepayment of the principal of this Note may be made without premium or penalty.

If Borrower fails to pay any amount due hereunder, or any fee in connection herewith, in full within ten (10) days after its due date, Borrower, in each case, will incur and shall pay a late fee equal to the greater of twenty dollars ($20.00) or five percent (5%) of the unpaid amount. The payment of a late charge will not cure or constitute a waiver of any Event of Default under this Note.

Bank shall have the right to apply payments in respect of the indebtedness evidenced by this Note with such allocation to the respective parts thereof and the respective due dates thereof as Bank in its sole discretion may from time to time deem advisable. Remittances in payment of any part of the amounts owing under this Note shall not, regardless of any receipt or credit issued therefore, constitute payment until the required amount is actually received by the holder hereof in immediately available U.S. funds and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Acceptance by the holder hereof of any payment in an amount less than the amount then due on this Note shall be deemed an acceptance on account only and shall not in any way excuse the existence of a default.

If this Note is not paid in full at maturity (whether by lapse of time, acceleration of maturity or otherwise) the interest rate otherwise in effect hereunder shall be increased by two percent (2%) per annum, provided that in no event shall the principal of and interest on this Note bear interest after maturity at a rate less than the interest rate actually in effect hereunder immediately after maturity.

The occurrence of any of the following shall constitute an Event of Default hereunder: (a) Borrower’s Bank Debt or any part thereof shall not be paid in full promptly when due (whether by lapse of time, acceleration of maturity or otherwise); (b) any Obligor shall die or be dissolved; (c) any representation or warranty made by any Obligor in this Note or Related Writing shall be false or erroneous in any material respect; (d) any Obligor shall fail or omit to perform or observe any agreement made by that Obligor in this Note or any Related Writing; (e) a judgement shall be entered against any Obligor in any court of record; (f) any deposit account of any Obligor is attached or levied upon; (g) any voluntary petition by or involuntary petition against any Obligor shall be files pursuant to any chapter of any bankruptcy code or any Obligor shall make an assignment for the benefit of creditors; (h) any Obligor enters into any merger or consolidation or sells, leases or otherwise disposes of all or substantially all of such Obligor’s assets in any manner other than in the ordinary course of business; (i) any indebtedness (other than any evidenced by this Note) of any Obligor shall not be paid when due, or there shall occur any event, condition, or other thing which gives (or which with the lapse of any applicable grace period, the giving of notice, or both would give) any creditor the right to accelerate or which automatically accelerates the maturity of any such indebtedness; (j) the security afforded by the collateral securing this Note at any time in the sole opinion of the Bank becomes insufficient; (k) there shall occur any event, condition or other thing that has, or in Bank’s judgement, is likely to have, a material adverse effect on the financial condition, properties, or business operations of any Obligor or on Bank’s ability to enforce or exercise any agreement or right arising under, out of, or in connection with any Related Writing; or (l) any property in which any Obligor now has or hereafter acquires any rights or which now or hereafter secures any Bank Debt shall be or become encumbered by any mortgage, security interest, or other lien, except any mortgage, security interest, or other lien consented to by Bank. Upon the occurrence of and Event of Default, the holder of this Note may, in its sole discretion, declare this Note to be due and payable and, if applicable, that Borrower no longer be permitted to obtain advances; and the principal of and interest on this Note shall thereupon become immediately payable in full, without any presentment, demand or notice of any kind, which Borrower hereby waives. Borrower will pay to Bank all costs and expenses of collection of this Note, including, without limitation, attorneys’ fees.

In this Note, Bank Debt means Debt payable to Bank or to any affiliate of Bank, whether initially payable to Bank or such affiliate or acquired by Bank or such affiliate by purchase, pledge or otherwise and whether assigned to or participated to or from Bank or such affiliate in whole or part; Banking Day means any day (other than any Saturday, Sunday or legal holiday) on which Bank’s banking office is open to the public for carrying on substantially all of its banking functions; Debt means, collectively, all monetary liabilities, and any changes or expenses incurred in connection therewith, now or hereafter owing by the Person or Persons in question, including, without limitation, every such liability whether owing by such Person or one (1) of such Persons alone or jointly, severally or jointly and severally, whether owing absolutely or contingently, or directly or indirectly, and whether created by loan, overdraft, guaranty or other contract or by quasi-contract, tort, statute or other operation of law; Obligor means any Person who is or shall become obligated or whose property is or shall serve as collateral for the payment or Borrower’s Bank Debt or any part thereof in any manner and, in addition to Borrower, includes, without limitation, any maker, endorser, guarantor, subordinating creditor, assignor, pledgor, mortgagor or hypothecator of property; Person means a natural person or entity of any kind, including, without limitation, any corporation, partnership, trust, government body, or any other form or kind of entity; Prime Rate means the fluctuating rate of interest which is publicly announced from time to time by Bank at its principal place of business as being its “prime rate” or “base rate” thereafter in effect, with each change in the Prime Rate automatically, immediately and without notice changing the fluctuating interest rate thereafter applicable hereunder, it being agreed that the Prime Rate is not necessarily the lowest rate of interest then available from Bank on fluctuating rate loans; and Related Writing means a writing of any form or substance signed by any Obligor (whether as principal or agent) or by any attorney, accountant or other representative of any Obligor and received by Bank in respect of Borrower’s Bank Debt or any part thereof, including, without limitation, any credit application, credit agreement, reimbursement agreement, financial statement, promissory note, guaranty, indenture, mortgage, security agreement, authorization subordination agreement, certificate, opinion or any similar writing, but shall not include any commitment letter issued by Bank, without regard to whether Borrower or any other Person signed or acknowledged receipt thereof.

Borrower certifies to Bank that all funds disbursed under this Note will be used for business or commercial purposes.

Borrower hereby authorizes Bank to share all credit and financial information relating to Borrower with Bank’s parent company, with any subsidiary or affiliate of Bank or of Bank’s parent company, with any actual or proposed participant in or assignee of all or any part of Bank’s interests or rights hereunder, or with any other person or entity reasonably deemed incidental by Bank to the administration of the indebtedness evidenced hereby.

In no event shall the interest rate in effect on this Note exceed the maximum rate permissible under the law governing this Note.

If (a) at any time any governmental authority shall require National City Corporation, a Delaware corporation, its successors or assigns, or Bank, whether or not the requirement has the force of law, to maintain, as support for the indebtedness advanced under this Note, capital in a specified minimum amount that either is not required or is greater than that required at the date of this Note, whether the requirement is implemented pursuant to the “risk-based capital guidelines” (published at 12 CFR 3 in respect of “national banking associations”, 12 CFR 208 in respect of “state member banks”, and 12 CFR 225 in respect of “bank holding companies”) or otherwise, and (b) as a result thereof the rate of return on capital of National City Corporation, its successors or assigns, or Bank or both (taking into account their then policies as to capital adequacy and assuming full utilization of their capital) shall be directly or indirectly reduced by reason of any new or added capital thereby attributable to the indebtedness advanced under this Note; then, and in each such case, Borrower shall, on Bank’s demand, pay Bank as an additional fee such amounts as will in Bank’s reasonable opinion reimburse National City Corporation, its successors and assigns, and Bank for any such reduced rate of return. In determining the amount of any such fee, Bank may use reasonable averaging and attribution methods. Each determination by Bank shall be conclusive absent manifest error.

If Borrower consists of more than one Person, Borrower shall be jointly and severally liable on this Note. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Bank and its successors and assigns; provided, that no Person other than Borrower may obtain advances hereunder.

Any holder’s delay or omission in the exercise of any right under this Note shall not operate as a waiver of that right or of any other right under this Note.

If any provision of this Note is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that determination shall not affect any other provision of this Note, and each such other provision shall be construed and enforced as if the invalid, illegal or unenforceable provision were not contained herein.

This Note and Related Writings set forth the entire agreement between the parties regarding the transactions contemplated hereby, and supercede all prior agreements, commitments, discussions, representations and understandings, whether written or oral, and any and all contemporaneous oral agreements, commitments, discussions, representations and understandings between the parties relating to the subject matter hereof.

No amendment, modification or supplement to this Note or any Related Writing shall be binding unless executed in writing by all parties thereto, and this provision shall not be subject to waiver by any party and shall be strictly enforced.

DIRECT DEBIT: The following is applicable if checked by Borrower: (X) Payments shall be paid by the Borrower by debiting Borrower’s Checking account, number 380147 on the due date.

This Note shall be governed by the law of the State of Ohio.

Borrower authorizes any attorney-at-law to appear in any state or federal court of record in the United States after this Note matures (whether by lapse of time, acceleration of maturity or otherwise); to waive the issuance and service of process; to confess judgement against Borrower in favor of the holder of this Note for the amount then appearing due, together with interest and costs of suit; and to release all errors and waive all rights of appeal and stay of execution. If any judgement against Borrower is vacated for any reason, this warrant of attorney may be used to obtain additional judgements.

BORROWER HEREBY, AND EACH HOLDER OF THIS NOTE, BY TAKING POSSESSION THEREOF, KNOWINGLY AND VOLUNTARILY WAIVES JURY TRIAL IN RESPECT OF ANY ACTION, CLAIM, COUNTERCLAIM, CROSSCLAIM, PROCEEDING, OR SUIT, WHETHER AT LAW OR IN EQUITY, WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE AT ANY TIME ARISING UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER RELATED WRITING, THE ADMINISTRATION, ENFORCEMENT, OR NEGOTIATION OF THIS NOTE OR ANY OTHER RELATED WRITING, OR THE PERFORMANCE OF ANY OBLIGATION IN RESPECT OF THIS NOTE OR ANY OTHER RELATED WRITING.

WARNING—BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGEMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

Borrower

Shopsmith, Inc.

By: /s/ Robert Folkerth

Printed Name: Robert Folkerth

Its: President

COMMERCIAL NOTE ADDENDUM (OHIO)

Amount          City, State          Date

$600,000.00

This Commercial Note Addendum (this “Addendum”) is made by Shopsmith, Inc. (“Borrower”), and Ohio corporation, at the place and as the date first set forth above.

Borrower has executed and delivered to National City Bank, successor by merger to The Provident Bank (“Bank”) a promissory note of even date herewith in the face amount set forth above and captioned Commercial Time Note.

This Addendum is hereby made a part of the Note described above and that note is hereby supplemented by adding the following Events of Default thereto:

1.	Information. It shall be an Event of Default if Bank shall not receive:

(a)	as soon as available, and in any event within Ninety (90) days after each month of each of the Borrower’s fiscal years, the Reporting Group’s balance sheet as at the end of each of the Borrower’s fiscal years, The Reporting Group’s balance sheet as at the end of the period and the Reporting Group’s statements of cash flow, income, and surplus reconciliation for Borrower’s then current fiscal year to date, prepared for Borrower alone, and on comparative basis with the prior year, in accordance with GAAP, and in form and detail satisfactory to Bank, and

(b)	as soon as available, and in any event within Ninety (90) days after the end of each of Borrower’s fiscal years, a complete copy of an annual report (including, without limitation, all financial statements therein and notes thereto) of the Reporting Group for that year, prepared in the manner described in the next preceding clause (a), (i) certified, without qualification as to GAAP, as having been audited by independent certified public accountants selected by Borrower and satisfactory to Bank, and (ii) accompanied by a copy of any management report, letter, or similar writing furnished to any member of the Reporting Group by those accountants.

(c)	as soon as available, and in any event within Fifteen (15) days after each month of each of the Borrower’s fiscal years, accounts receivable agings and accounts payable agings.

(d)	as soon as available, and in any event within Ninety (90) days after each calendar year end, personal financial statements from John R. Folkerth.

(e)	concurrently with each delivery of financial statements pursuant to clause (a), (b) or (c) of this section 1, a compliance certificate signed by Borrower’s chief financial officer (or other officer acceptable to Bank) and otherwise in form and substance satisfactory to Bank (i) certifying that to the best of that officer’s knowledge and belief, (A) those financial statements have been prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of the Reporting Group, if any, in accordance with GAAP subject, in the case of interim financial statements, to routine year-end adjustments and (B) no Event of Default then exists or if it does, a brief description of the Event of Default and Borrower’s intentions in respect thereof, and (ii) setting forth calculations with respect to each subsection of section 2.

2.	Financial Standards. Each of the following shall be an Event of Default:

2.1 Tangible Net Worth. If the Reporting Group’s Tangible Net Worth shall at any time be less than the required amount of One Million One Hundred Thrity-five Thousand and 00/100 dollars ($1,135,000.00), tested quarterly.

2.2 Net Income. If the Reporting Group’s Net Income shall at any time be less than negative Two Hundred Thirty-five Thousand and 00/100 (-$235,000.00), tested quarterly

3.	Mergers and Equity Investments. It shall be an Event of Default if any member of the Reporting Group shall, without having first obtained Bank’s consent, (a) be a party to any merger of consolidation, (b) purchase or otherwise acquire all or substantially all of the assets and business of any corporation or other business enterprise, (c) create, acquire, or have any Subsidiary, or make or keep any investment in any stocks or other equity securities of any kind, except any existing investment of Subsidiary fully disclosed in the Most Recent Financial Statements or any future investment in the stocks or other equity securities of any such Subsidiary, (d) be or become a party to any joint venture of partnership, except any existing joint venture or partnership fully disclosed in the Most Recent Financial Statements, (e) sell or otherwise transfer any equity interest in any Subsidiary of that member to any other Person, except if and to the extent the sale of other transfer is required under applicable law solely for the purpose of qualifying directors, or (f) issue, if that member is a direct Subsidiary of any other member of the Reporting Group, any equity interest, except if and to the extent the issuance is to such other member or is required under applicable law solely for the purpose of qualifying directors.

4.	Credit Extensions and Non-Equity Investments. It shall be an Event of Default if any member of the Reporting Group shall, without having first obtained Bank’s consent, (a) make or have outstanding at any time any advance or loan to any Person, except any existing advance or loan fully disclosed in the Most Recent Financial Statements or any existing or future advance made by a member of the Reporting Group to an officer or employee of that member solely for the purpose of paying the ordinary and necessary business expenses of that member or (b) make or keep any investment in any notes, bonds, or other obligations of any kind for the payment of money, except any existing investment fully disclosed in the Most Recent Financial Statements or any existing or future investment, maturing not more than one (1) year from the date when made, in direct obligations of the United States of America or any agency thereof if the full faith and credit of the United States of America is obligated thereupon, in certificates of deposit issued by Bank, or in any other obligation that carries the highest quality rating of any nationally-recognized rating agency, or (c) be or become a guarantor of any kind, except any existing guaranty fully disclosed in the Most Recent Financial Statements or any existing or future endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the ordinary course of business.

5.	Borrowings. It shall be an Event of Default if any member of the Reporting Group shall, without having first obtained Bank’s consent, create, assume, or have outstanding at any time any Debt, except any existing Debt fully disclosed in the Most Recent Financial Statements, any existing or future Bank Debt, any existing or future Subordinated Debt, or any existing or future Debt secured by any mortgage, security interest, or other lien expressly consented to by Bank.

6.	Definitions. As used in this Addendum, except where the context clearly requires otherwise, “Compensation” includes all considerations (including without limitation, deferred compensation and disbursements to trusts), whatever the form or kind, for services rendered; “Dividend” means a payment made, liability incurred, or other consideration given by any Person (other than any stock dividend or stock split payable solely in capital stock of that Person) for the purchase, acquisition, redemption or retirement of any capital stock of that Person or as a dividend, return of capital, or other distribution in respect of that Person’s capital stock; “GAAP” means generally accepted accounting principles applied in a manner consistent with those used in preparation of the Most Recent Financial Statements; “Most Recent Financial Statements” means the financial statements included in the Reporting Group’s most recent annual report delivered to Bank on or before the date of this Addendum; “Net Income” means net income as determined in accordance with GAAP, after taxes, if any, and after extraordinary items, but without giving effect to any gain resulting from any reappraisal or write-up of any asset; “Reporting Group” means (I) Borrower alone, if all of the financial statements herein before selected are prepared for Borrower alone, in which case all determinations referred to in section 2 shall be for Borrower alone and in accordance with GAAP; (II) Borrower and each Subsidiary of Borrower, if any of the financial statements herein before selected are prepared on a consolidated basis, in which case all determinations referred to in section 2 shall be on a consolidated basis and in accordance with GAAP, and (III) Borrower and each other Person whose assets, liabilities, income, cash flow, and shareholder’s equity are reported on a combined basis with those of Borrower, if any of the financial statements herein before selected are prepared on a combined basis, in which case all determinations referred to in section 2 shall be on a combined basis and in accordance with GAAP; “Subordinated”, as applied to any liability of any Person, means a liability which at the time in question is subordinated (by a writing in form and substance satisfactory to Bank) in favor of the prior payment in full of that Person’s Debt to Bank; “Subsidiary” means a corporation or other business entity if shares constituting a majority of its outstanding capital stock (or other form of ownership) or constituting a majority of the voting power in any election of directors (or shares constituting both majorities) are (or upon the exercise of any outstanding warrants, options or other rights would be) owned directly or indirectly at the time in question by the corporation in question or other Subsidiary of that corporation or any combination of the foregoing; “Tangible Net Worth” means, as to any Person, the excess (as determined in accordance with GAAP) of the net book value (after deducting all applicable valuation reserves and without any consideration to any re-appraisal or write-up of assets) of that Person’s tangible assets (i.e., all assets other than intangibles such as patents, costs of businesses over net assets acquired, good will, and treasury shares) over that Person’s Debt; and the foregoing definitions shall be applicable to the respective plurals of the foregoing defined terms. Any accounting term used in the Addendum shall have the meaning ascribed thereto by GAAP as in effect on the date hereof, subject, however, to such modification, if any, as may be provided in this Addendum or in the note hereby supplemented.

Borrower:

Shopsmith, Inc.

By: /s/ Robert Folkerth

Printed Name: Robert Folkerth

Title: President

WARNING—BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGEMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FORM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

COMMERCIAL NOTE: BORROWING BASE ADDENDUM/REVOLVING (OHIO)

Amount            City, State            Date

$600,000.00

This Borrowing Base Addendum (this “Addendum”) is made by Shopsmith, Inc. (“Borrower”), an Ohio corporation, at the place and as of the date set forth above.

Borrower has executed and delivered to National City Bank, successor by merger to The Provident Bank (“Bank”) a promissory note (the “Note”) of even date herewith in the face amount set forth above and captioned Commercial Time Note.

This addendum is hereby made a part of the Note and the Note is hereby supplemented by adding the following provisions hereto:

Additional Conditions: Subject Loans.

Borrower shall not be entitled to obtain and Subject Loan if, after giving effect to that Subject Loan and all others for which requests are then pending, the aggregate unpaid principal balance of the Subject Loans would exceed the lesser of either the then amount of the Subject commitment or an amount (the “Borrowing Base”) equal to Eighty percent (80%) of the then net book value (after deducting any discount or other incentive for early payment but without deducting any bad debt reserve) of all Eligible Receivables from Lowe’s, all as determined in good faith by Bank on Bank’s receipt of each weekly Borrowing Base Report and at such other times as Bank in its sole discretion shall deem advisable, on the basis, in Bank’s sole discretion, of the then most recent Borrowing Base Report received by Bank, or the then most recent field audit (if any) made by Bank (or one or more Persons selected by Bank) or any other information obtained by Bank. Bank shall have the right in its sole discretion, at any time and from time to time, to change the foregoing percentage by giving Borrower not less than ten (10) days prior written notice of the percentage as so changed and the effective date of the change.

Mandatory Prepayment. Borrower shall prepay the principal of the Subject Loans whenever Bank determines in good faith that the aggregate unpaid principal balance of the Subject Loans exceeds the Borrowing Base, by an amount equal to the excess.

Additional Event of Default. It shall be an Event of Default if Bank shall not receive a Borrowing Base Report from Borrower on a weekly basis.

Definitions. As used in this Addendum, except where the context clearly requires otherwise, "Account” means any right to payment for goods sold or leased or for services rendered which is not evidenced by an Instrument or Chattel Paper, whether or not it has been earned by performance, and includes, without limitation, all rights to payment earned or unearned under a charter or other contract involving the use or hire of a vessel and all rights incident to the charter or contract; "Account Debtor” means any Person who, or any of whose property, shall at the time in question be obligated in respect of all or any part of a Receivable or any part thereof and includes, without limitation, co-makers, endorsers, guarantors, pledgors, hypothecators, mortgagors, and any other Person who agrees, conditionally or otherwise, to make any loan to, purchase from, or investment in, any other Account Debtor or otherwise assure Borrower against loss on any Receivable in which Borrower now has or hereafter acquires any rights; “Borrowing Base Report” means a report, certified by an appropriate officer of Borrower to be true and complete to the best of the officer’s knowledge and belief, setting forth the Borrowing Base as of the date on which that report is prepared, and otherwise being in form and detail satisfactory to Bank; “Chattel Paper” means a writing or writings (other than a charter or other contract involving the use or hire of a vessel) which evidence both a monetary obligation and a security interest in or a lease of specific goods, and, when a transaction is evidenced both by such a security agreement or lease and by an Instrument or series of Instruments, the group of writings taken together constitutes Chattel Paper; “Document” means (a) a document that purports to be issued by or addressed to a bailee and that purports to cover goods that are in the bailee’s possession that are either identified or fungible portions of an identified mass, and includes a bill of lading, dock warrant, dock receipt, warehouse receipt, or order for the delivery of goods, or any other document that in the regular course of business or financing is treated as adequately evidencing that the Person in possession of it is entitled to receive, hold, and dispose of the document and the goods it covers or (b) a receipt issued by the owner of the goods including distilled spirits or agricultural commodities that are stored under a statute requiring a bond against withdrawal or a license for the issuance of receipts in the nature of a warehouse receipt; “Eligible Receivable” means any duly invoiced Account of which Borrower is the sole owner and in which Bank has an enforceable and duly perfected first priority security interest, except any such Account (a) which is not payable in installments and which shall not have been paid in full within ninety (90) days after the original due date or the date first invoiced to the Account Debtor, whichever first elapses, (b) which is payable in installments (i) if it was not by its terms so payable when first invoiced to the Account Debtor, (ii) if any installment thereof shall not have been paid in full within sixty (60) days after its original due date, or (iii) to the extent that any installment thereof is not payable within ninety (90) days after the date of determination, (c) if the Account Debtor thereon is then obligated to Borrower on other Accounts and if more than twenty five percent (25%), by amount, of all Accounts on which that Account Debtor is then obligated to Borrower are excepted under clauses (a) and (b) above, (d) if the Account Debtor thereon is then obligated to Borrower on other Accounts, to the extent that the aggregate amount of all Accounts upon which that Account Debtor is then obligated to Borrower exceeds N/A (N/A%) of all Eligible Receivables, (e) if the payment of which by the Account Debtor is not, or does not remain, unconditional, (f) if and to the extent that the Account Debtor has asserted a defense or offset of any kind against the payment thereof, (g) which according to its terms may be paid by the Account Debtor by an offset of any claim of the Account Debtor or any other Person against Borrower, (h) which arises other than from the sale of Inventory in the ordinary course of Borrower’s business, (i) if the Account Debtor thereon is an Affiliate, director, officer, employee, or agent of Borrower or of any Affiliate of Borrower, (j) if the Account Debtor thereon is insolvent or is the subject of any Proceeding or is, at the time in question, in default in any way on an existing obligation (except any obligation classified as an Account) to Borrower, (k) if the Account Debtor thereon is not a resident of the United States of America or is not subject to service or legal process in the United States of America or Canada, unless payment of the Account is assured by an irrevocable letter of credit in form and substance satisfactory to Bank and issued by a financial institution that is a resident of the United States of America, is subject to service of legal process in the United States of America, and is otherwise satisfactory to Bank, or, if the Account Debtor is a resident of Canada, unless Borrower shall have taken or caused to be taken all actions from time to time requested by Bank in order to assure the attachment, enforceability, and perfection of Bank’s security interest under the law of each province in which the Account Debtor resides, and shall have furnished to Bank such written evidence (including, without limitation, one or more opinions of legal counsel rendered to Bank by counselors authorized to practice law in each such province), in form and substance satisfactory to Bank, that all such actions have been taken (l) if the Account Debtor thereon is a resident of any jurisdiction denying creditors access to its courts in the absence of qualification to transact business therein or in the filing of a so-called “notice of business activities report” or other similar filing, unless Borrower has taken all action required by the jurisdiction in question to have access to its courts, (m) which is subject to any law (including, without limitation, the Assignment of Claims Act of 1940 (31 USC 3272, et. seq. and 41 USC 15 et. seq.), rule, regulation, order, or agreement now or hereafter in effect which restricts or requires notice of or consent to assignment, unless all such required notices shall have been given, all such required consents shall have been obtained, and all other such requirements shall have been complied with in order the Bank shall have the unconditional right to enforce the Account against the Account Debtor thereon, (n) is subject to any mortgage, security interest, or other lien securing payment or performance of any obligation other than Bank Debt, (o) which is described in any financing statement naming any Person other than Bank as the secured party of record, or (p) the collection of which Bank, in the exercise of its good faith judgement, determines to have become impaired for any reason; “Instrument” means a negotiable instrument, or a certified security, or any other writing which evidences a right to the payment of money and is not itself a security agreement or lease and is of a type which is in the ordinary course of business transferred by delivery with any necessary endorsement or assignment; “Proceeds” means whatever is received or receivable upon sale, exchange, collection, or other disposition of any property or Proceeds, whether directly or indirectly, and includes, without limitation, the proceeds of any casualty, liability, or title insurance relating to any such property and any goods or other property returned after any such sale, exchange, collection, or other disposition; “Products” means property directly or indirectly resulting from any manufacturing, processing, assembling, or commingling of any goods; and the foregoing definitions shall be applicable to the respective plurals of the foregoing defined terms.

Borrower: Shopsmith, Inc.

By: /s/ Robert Folkerth

Printed Name: Robert Folkerth

Title: President

WARNING—BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGEMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.